Exhibit 99.1

NIC Earns 24 Cents Per Share in Third Quarter 2016 on Total Revenues of $80.4 Million

Company Declares Special Cash Dividend of $0.65 per Share, Initiates Regular Quarterly Cash Dividend Beginning in First Quarter 2017

OLATHE, Kan.--(BUSINESS WIRE)--November 3, 2016--NIC Inc. (NASDAQ: EGOV), the leading provider of digital government services, today announced net income of $16.2 million and earnings per share of 24 cents on total revenues of $80.4 million for the three months ended September 30, 2016. In the third quarter of 2015, the Company reported net income of $12.8 million and earnings per share of 19 cents on total revenues of $75.0 million.

For the third quarter of 2016, the Company’s effective tax rate was 20 percent, compared to 36 percent in the prior year quarter. The lower effective tax rate was primarily attributable to favorable tax benefits related to the domestic production activities deduction for the 2015 and 2016 tax years, and an increase in the previously estimated federal research and development tax credit for the 2015 tax year upon the filing of the Company’s 2015 federal tax return during the current quarter. Combined, these discrete tax items increased earnings per share for the current quarter by approximately 5 cents.

Quarterly portal revenues were $75.0 million, a 7 percent increase over the third quarter of 2015. On a same-state basis, portal revenues were $73.6 million in the current quarter, a 5 percent increase over the third quarter of 2015. Same-state, transaction-based revenues from Interactive Government Services (IGS) rose 12 percent over the third quarter of 2015, due primarily to higher volumes from a variety of services including motor vehicle inspections and registrations, business registration filings, and outdoor recreational licensing, among others. Same-state, transaction-based revenues from Driver History Records (DHR) were down 1 percent and same-state portal software development revenues decreased 27 percent due to the timing of project-based initiatives across several portals.

Current quarter revenues from the Company’s newest portal in Louisiana totaled $1.4 million for the portal’s first full quarter of providing enterprise-wide digital government services.

Software & services revenues were $5.4 million in the current quarter, up 9 percent from the third quarter of 2015, driven by an increase in transactional revenues from the federal Pre-employment Screening Program and other payment processing services.

Quarterly operating income before taxes increased 2 percent to $20.4 million, resulting in an operating margin of 25 percent for the current quarter, compared to 27 percent in the prior year quarter.

“This continues to be a year of solid, steady results for NIC,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “Every day our goal is to launch new digital government solutions and to enhance existing online services in order to deliver efficiencies to citizens and businesses – the third quarter of 2016 was no exception.”

Declaration of Special Dividend and Initiation of Regular Dividend in 2017

On November 1, 2016, NIC’s Board of Directors declared a special cash dividend of 65 cents per share, payable on December 9, 2016 to stockholders of record on November 16, 2016. The dividend payout will total approximately $43.3 million based on the current number of shares outstanding.

In addition, the Company’s Board of Directors approved the initiation of a regular quarterly cash dividend at a rate of $0.08 per share. The Company currently intends to commence the regular dividend in the first quarter of 2017. While the declaration of future dividends is subject to final determination and approval of the Company’s Board of Directors, the Company currently intends to pay regular cash dividends for the foreseeable future.

“NIC’s financial success has allowed us to again return capital to stockholders with the payment of a special cash dividend in December 2016 and the initiation of a regular quarterly cash dividend beginning in the first quarter of 2017,” said Mr. Herington. “While we may pay special dividends from time to time in the future as our liquidity permits, we believe the time is right to initiate a regular quarterly cash dividend, as it solidifies our commitment to providing ongoing value to stockholders and reinforces our positive outlook.”

Operational Highlights

During the third quarter of 2016, the Company’s NICUSA Maryland Division received a one-year contract extension which also includes a one-year renewal option that can be exercised at the option of the state of Maryland, which would take the contract through August 2019. The Company also signed a one-year contract extension with the Federal Motor Carrier Safety Administration to manage the Pre-Employment Screening Program. The contract runs through August 2017 and includes an additional one-year renewal option that can be exercised to extend the contract through August 2018. In addition, Virginia Interactive, LLC received a one-year contract extension from Stafford County of the Commonwealth of Virginia, which includes the agreement with the Supreme Court of Virginia to provide digital government services through August 2017. The contract also includes six, one-year renewal options that can be exercised to extend the contract through August 2023.

Third Quarter Earnings Call and Webcast Details

On the November 3, 2016 call, the Company will discuss its 2016 third quarter financial and operational results, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information
Thursday, November 3, 2016
4:30 p.m. (EDT)
Call bridge:	888-287-5516 (U.S. callers) or 719-325-2173 (international callers)
Conference ID:	9516928
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at https://www.egov.com/investor-relations.

A replay of the Webcast will be available by visiting https://www.egov.com/investor-relations.

About NIC

Founded in 1992, NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The Company's innovative digital government services help make government more accessible to everyone through technology. The family of NIC companies provides digital government solutions for more than 4,500 federal, state, and local agencies in the United States. Forbes has named NIC as one of the “100 Best Small Companies in America” six times, and the Company has been included four times on the Barron’s 400 Index. Additional information is available at https://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements included in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts, and to sign contracts with new states, and federal and local government agencies, as well as possible data security incidents. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Caution About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements made in this release speak only as of the date of this release. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Portal revenues	$74,997	$70,123	$223,707	$207,067
Software & services revenues	5,376	4,924	15,866	14,151
Total revenues	80,373	75,047	239,573	221,218
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	45,140	41,058	134,878	125,367
Cost of software & services revenues, exclusive of depreciation &
amortization	1,495	1,365	4,353	3,976
Selling & administrative	11,676	10,577	34,183	31,933
Depreciation & amortization	1,674	2,116	5,074	6,712
Total operating expenses	59,985	55,116	178,488	167,988
Operating income before income taxes	20,388	19,931	61,085	53,230
Income tax provision	4,153	7,181	18,895	20,236
Net income	$16,235	$12,750	$42,190	$32,994

Basic net income per share	$0.24	$0.19	$0.63	$0.50
Diluted net income per share	$0.24	$0.19	$0.63	$0.50

Weighted average shares outstanding:
Basic	65,978	65,618	65,890	65,532
Diluted	66,005	65,637	65,915	65,549

Key Financial Metrics:
Revenue growth - outsourced portals	7%	7%	8%	7%
Same state revenue growth - outsourced portals	5%	8%	7%	8%
Recurring portal revenue as a % of total portal revenues	97%	96%	96%	96%
Gross profit % - outsourced portals	40%	41%	40%	39%
Revenue growth - software & services	9%	17%	12%	13%
Gross profit % - software & services	72%	72%	73%	72%
Selling & administrative expenses as a % of total revenues	15%	14%	14%	14%
Operating income as a % of total revenue	25%	27%	25%	24%

Portal Revenue Analysis:
IGS transaction-based	$44,356	$39,536	$131,565	$116,318
DHR transaction-based	27,249	26,425	80,205	77,720
Portal software development	2,117	2,887	8,112	8,659
Portal management	1,275	1,275	3,825	4,370
Total portal revenues	$74,997	$70,123	$223,707	$207,067

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$ 151,430	$ 98,388
Cash restricted for payment of dividend	-	36,456
Trade accounts receivable, net	82,022	80,362
Prepaid expenses & other current assets	14,450	12,584
Total current assets	247,902	227,790
Property and equipment, net	9,063	9,333
Intangible assets, net	3,139	2,267
Deferred income taxes, net	1,804	1,421
Other assets	457	426
Total assets	$ 262,365	$ 241,237

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 71,325	$ 61,133
Accrued expenses	20,623	20,986
Dividend payable	-	36,456
Other current liabilities	2,752	2,597
Total current liabilities	94,700	121,172

Other long-term liabilities	5,823	4,259
Total liabilities	100,523	125,431

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
65,979 and 65,637 shares issued and outstanding	7	7
Additional paid-in capital	104,748	100,929
Retained earnings	57,087	14,870
Total stockholders' equity	161,842	115,806
Total liabilities and stockholders' equity	$ 262,365	$ 241,237

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

	Common Stock		Additional Paid-in Capital
	Shares	Amount		Retained Earnings	Total
Balance, January 1, 2016	65,637	$7	$100,929	$14,870	$115,806
Net income	-	-	-	42,190	42,190
Restricted stock vestings	385	-	135	-	135
Dividend equivalents cancelled upon forfeiture of
performance-based restricted stock awards	-	-	-	27	27
Shares surrendered and cancelled upon vesting of restricted
stock to satisfy tax withholdings	(118)	-	(2,105)	-	(2,105)
Stock-based compensation	-	-	4,402	-	4,402
Tax deductions relating to stock-based compensation	-	-	435	-	435
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	(162)	-	(162)
Issuance of common stock under employee stock purchase plan	75	-	1,114	-	1,114
Balance, September 30, 2016	65,979	$7	$104,748	$57,087	$161,842

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Nine months ended
	September 30,
	2016	2015

Cash flows from operating activities:
Net income	$42,190	$32,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	5,074	6,712
Stock-based compensation expense	4,402	5,385
Deferred income taxes	(2,702)	(3,708)
Loss on disposal of property and equipment	7	26
Changes in operating assets and liabilities:
(Increase) in trade accounts receivable, net	(1,660)	(21,153)
Decrease in prepaid expenses & other current assets	453	3,673
(Increase) decrease in other assets	(31)	13
Increase in accounts payable	10,192	13,833
(Decrease) in accrued expenses	(2,468)	(847)
Increase (decrease) in other current liabilities	155	(432)
Increase in other long-term liabilities	1,564	475
Net cash provided by operating activities	57,176	36,971
Cash flows from investing activities:
Purchases of property and equipment	(3,927)	(3,257)
Proceeds from sale of property and equipment	6	3
Capitalized internal use software development costs	(1,762)	(624)
Net cash used in investing activities	(5,683)	(3,878)
Cash flows from financing activities:
Proceeds from employee common stock purchases	1,114	1,131
Tax deductions related to stock-based compensation	435	236
Net cash provided by financing activities	1,549	1,367
Net increase in cash	53,042	34,460
Cash, beginning of period	98,388	87,983
Cash, end of period	$151,430	$122,443
Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$-	$86
Cash payments:
Income taxes paid	$17,268	$19,509
Cash dividends on common stock previously restricted for payment of dividend	$36,456	$-

CONTACT:
NIC Inc.
Angela Davied
913-754-7054
adavied@egov.com